Exhibit 99.1

Name and Address of Additional Reporting Persons:

Mr. Carlos Slim Helú, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. María Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the “Slim Family”), each with the following address:

Paseo de Las Palmas #736

Colonia Lomas de Chapultepec

11000 México D.F., México

Explanation of Responses:

Beneficial Ownership of Inversora

As of July 28, 2017, Inversora Carso, S.A. de C.V., f/k/a Inmobiliaria Carso, S.A. de C.V. (“Inversora”) beneficially owns directly 19,331,500 shares of Class A Common Stock, par value $0.10 per share of The New York Times Company (“Class A Common Shares”), following the sale of (i) 500,000 Class A Common Shares on July 28, 2017 at a price of $19.2589 per Class A Common Share and (ii) 21,500 Class A Common Shares on July 28, 2017 at a price of $19.4857 per Class A Common Share. Class A Common Shares reported as beneficially owned by Inversora include Class A Common Shares owned directly by Control Empresarial de Capitales, S.A. de C.V., a wholly-owned subsidiary of Inversora.

Because the members of the Slim Family are beneficiaries of a Mexican trust (the “Slim Family Trust”) which in turn owns substantially all of the issued and outstanding voting securities of Inversora, each member of the Slim Family may be deemed to have indirect beneficial ownership of the 19,331,500 Class A Common Shares beneficially owned directly by Inversora.

Beneficial Ownership of GFI

As detailed in Amendment No. 4 to the Schedule 13G filed by the members of the Slim Family with the U.S. Securities and Exchange Commission (the “SEC”) on February 16, 2016, in respect of their ownership of Class A Common Shares, the Slim Family Trust also owns a majority of the outstanding voting equity securities of Grupo Financiero Inbursa, S.A.B. de C.V (“GFI”). As the parent company of Banco Inbursa, S.A., Institución de Banca Múltiple, GFI owns 7,950,000 Class A Common Shares. Because the Slim Family Trust owns a majority of the outstanding voting equity securities of GFI, each member of the Slim Family may be deemed to beneficially own indirectly the 7,950,000 Class A Common Shares beneficially owned by GFI.

Summary of Class A Common Shares that may be deemed to be Beneficially Owned by each Member of the Slim Family

Following the sales described in this filing and for the reasons described above, as of July 28, 2017, 27,281,500 Class A Common Shares may be deemed to be beneficially owned by each member of the Slim Family. As of July 28, 2017, 27,281,500 Class A Common Shares would constitute approximately 17.0% of the 160,737,693 issued and outstanding Class A Common Shares, as reported in the Form 10-Q filed by the Issuer with the SEC on May 3, 2017.

Signature Page

Carlos Slim Helú

Carlos Slim Domit	By: /s/ Marco Antonio Slim Domit
Marco Antonio Slim Domit
Marco Antonio Slim Domit	Attorney-in-Fact*
August 1, 2017
Patrick Slim Domit

María Soumaya Slim Domit

Vanessa Paola Slim Domit

Johanna Monique Slim Domit

INVERSORA CARSO, S.A. DE C.V.

By: Armando Ibáñez Vázquez Title: Attorney-in-Fact

* See the Powers of Attorney for the members of the Slim Family and Inversora, which are filed as exhibits to the Schedule 13G filed by the Slim Family and Inversora with the SEC on February 14, 2014 in respect of their ownership in equity shares of YPF Sociedad Anónima and the Joint Filing Agreement among the Slim Family and Inversora, filed by the Slim Family and Inversora with the SEC on September 10, 2008 as an exhibit to the initial Schedule 13G in respect of their ownership of the New York Times Company, which are hereby incorporated herein by reference.